EXHIBIT 4.8
SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE, (this “Second Supplemental Indenture”) dated as of January 10, 2025, by and among CrowdStrike Holdings, Inc., a Delaware corporation (the “Company”), CrowdStrike Financial Services, Inc. (the “Additional Subsidiary Guarantor”), a Delaware corporation and a wholly-owned subsidiary of the Company, and U.S. Bank Trust Company, National Association, a national banking association, as successor to U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Company and the Trustee are party to an indenture dated as of January 20, 2021 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of January 20, 2021 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”) providing for the issuance of the Company’s 3.000% Senior Notes due 2029 (the “Notes”);
WHEREAS, the CrowdStrike, Inc. (the “Existing Guarantor”) is a guarantor of the Notes;
WHEREAS, on November 14, 2024, the Additional Subsidiary Guarantor provided a guarantee under the Credit Agreement (as defined in the First Supplemental Indenture);
WHEREAS, Section 4.04(a) of the First Supplemental Indenture requires the Additional Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Additional Subsidiary Guarantor shall unconditionally guarantee, on a joint and several basis with the Existing Guarantor, all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and
WHEREAS, pursuant to Section 9.01(j) of the Base Indenture and Section 8.01 of the First Supplemental Indenture, the Company and the Trustee are authorized to execute and deliver a supplemental indenture to add additional Guarantors of the Notes under the Indenture, without the consent of any holder of the Notes;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Additional Subsidiary Guarantor, the Company, and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

Article 1

DEFINITIONS
Section 1.01.Defined Terms. Terms not defined herein are used as they are defined in the Base Indenture or in the First Supplemental Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.
Article 2

AGREEMENT TO BE BOUND; GUARANTEE
Section 2.01.Agreement to be Bound. The Additional Subsidiary Guarantor hereby becomes a party to the Indenture as a Guarantor of the Notes and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.
Section 2.02.Agreement to Guarantee. The Additional Subsidiary Guarantor agrees, on a joint and several basis with the Existing Guarantor, to fully, unconditionally and irrevocably guarantee the Company’s Obligations under the Notes on the terms and subject to the conditions set forth in Article 7 of the First Supplemental Indenture and to be bound by all other applicable provisions of the Indenture.
Article 3

MISCELLANEOUS
Section 3.01.Notices. All notices and other communications to the Additional Subsidiary Guarantor shall be given as provided in the Indenture to the Additional Subsidiary Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.
CrowdStrike Financial Services, Inc.
150 Mathilda Place Suite 300
Sunnyvale, CA 94086
Attention: Head of Legal
Section 3.02.Merger, Amalgamation and Consolidation. The Additional Subsidiary Guarantor shall not transfer or lease all or substantially all of its assets to, in one or a series of related transactions, or consolidate with or merge with or into, any Person except in accordance with Section 5.01 of the First Supplemental Indenture.
Section 3.03.Release of Guarantee. This Guarantee shall be released in accordance with Section 7.05 of the First Supplemental Indenture.
Section 3.04.Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the holders of the Notes and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Second Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.05.Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 3.06.Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
Section 3.07.Benefits Acknowledged. The Additional Subsidiary Guarantor’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Additional Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Second Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.
Section 3.08.Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes.
Section 3.09.Trustee Makes No Representation. The Trustee makes no representation or warranty as to the validity or sufficiency of this Second Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
Section 3.10.Counterparts. The parties hereto may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.
Section 3.11.Execution and Delivery. The Additional Subsidiary Guarantor agrees that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.
Section 3.12.Headings. The headings of the Articles and the Sections in this Second Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

CROWDSTRIKE HOLDINGS, INC. as the Company
By:	/s/ Burt Podbere
Name: Burt Podbere
Title: Chief Financial Officer

CROWDSTRIKE FINANCIAL SERVICES, INC., as the Additional Subsidiary Guarantor
By:	/s/ Michael Forman
Name: Michael Forman
Title: Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Bradley E Scarbrough
Name: Bradley E Scarbrough
Title: Vice President

[Signature Page to Second Supplemental Indenture]